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NEWS RELEASE                                         (PER-SE TECHNOLOGIES LOGO)
FOR IMMEDIATE RELEASE

                                                     PER-SE TECHNOLOGIES
                                                     2840 Mt. Wilkinson Parkway
                                                     Atlanta, Georgia 30339
                                                     877/73PER-SE

COMPANY CONTACT:                                     MEDIA CONTACT:
Michele Howard                                       Douglas Duffield
Per-Se Technologies                                  Per-Se Technologies
voice: 770/444-5603                                  voice: 404/870-6844
email: media@per-se.com                              email: media@per-se.com


                       PER-SE TECHNOLOGIES AUDIT COMMITTEE
                          CONCLUDES INDEPENDENT REVIEW
        Audit Committee Finds Anonymous Letter Allegations to be Baseless



ATLANTA -- NOVEMBER 24, 2003 -- Per-Se Technologies (Nasdaq: PSTI) announced today that the audit committee of its board of directors has completed its independent review of the allegations contained in an anonymous letter sent to several financial research analysts that follow the Company. The audit committee concluded that the letter's allegations are unfounded and without merit.

On November 11, 2003, the Company issued a statement that an anonymous letter was circulating in the investment community that alleged improper accounting and business activities. The Company believes this letter is from a disgruntled former employee. In accordance with Company policies, the letter was referred to the audit committee. In its review, the audit committee, with the assistance of outside counsel, investigated the letter's allegations in detail and found them to be baseless.

"Per-Se has strong corporate governance practices and controls," stated John C. Pope, Per-Se's lead independent director and chairman of the audit committee of the board of directors. "The audit committee is confident in the integrity of the Per-Se management team and the Company's commitment to compliance in all areas of its business."

ABOUT PER-SE TECHNOLOGIES
Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

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